EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-102320, 333-86170, 333-60023, 333-126210 and 333-134778) of Bright Horizons Family Solutions, Inc. of our report dated March 28, 2005 relating to the financial statements and the financial statement schedule, which appear in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 28, 2007